Exhibit 99.1

Alliance Semiconductor Reports Financial Results for the Third Quarter Ended December 25, 2004

     SANTA CLARA, Calif.--(BUSINESS WIRE)--Jan. 24, 2005--Alliance Semiconductor Corporation (Nasdaq:ALSC) today reported financial results for the third fiscal quarter of 2005 ended December 25, 2004.

     Third Quarter Highlights

     --   Increased System Solutions revenues by 64 percent sequentially

     -- Secured design wins for HyperTransport (HT) to PCI-X Bridge and JTAG controller products

     --   Pre-production ramp up of HT Bridge products for numerous customers

     -- Released 30 new products into the Analog and Mixed Signal market both in General Purpose EMI reduction (6) and High Performance Clocks (24)

     --   Sampled Low Voltage Zero Delay Buffers and Fan Out Buffers

     -- Achieved design wins for our EMI reduction products on mobile computing and digital still camera platforms

     --   Decreased operating expenses by $700,000 sequentially

     The Company reported revenues of $5.3 million, compared to $5.5 million in the previous quarter and $7.1 million for the third fiscal quarter of 2004. Revenue from the non-memory business units represented approximately 55 percent of total revenue, compared to 52 percent in the previous quarter.
     Net loss for the third quarter was $9.9 million or ($0.28) per share, compared to a net loss of $10.1 million or ($0.29) per share for the previous quarter, and a net loss of $6.6 million or ($0.19) per share for the third fiscal quarter of 2004.
     Operating expenses for the quarter were $7.7 million, compared to $8.4 million in the previous quarter and $9.7 million for the third quarter of fiscal 2004.
     Alliance CEO and President N.D. Reddy said, "While the results for Analog and Mixed Signal Business Unit did not meet our expectations, we are pleased with the execution of new products during the fiscal third quarter of 2005. We are also pleased with the addition of new products in the System Solutions Business Unit, which introduced a number of PCI, PCI-X, HT Bridge and JTAG products. These new products are expected to contribute to revenue in the calendar second quarter of 2005, which is our first quarter of fiscal year 2006."

     Business Summary

     During the quarter, Alliance announced that it has shipped more than 20 million Microprocessor Supervisor's worldwide. Alliance's dramatic gain in market acceptance, throughout a variety of diverse industries, has been achieved with the introduction of 21 new supervisor families over the past 16 months. The Supervisor product line spans a diverse configuration of devices and now boasts a comprehensive line of more than 200 distinct products.
     As such, the Company announced the expansion of its family of CPU supervisor products to include two new product families, ASM1232 and ASM1832. The ASM1332 and ASM1832 general-purpose supervisors provide configuration options for system designers looking to add reliable power management solutions across a variety of electronics markets. Alliance's ASM1232 and ASM1832 ICs are cost effective, low-power supervisory circuits designed for monitoring power supplies in microprocessor and microcontroller-based systems.
     Additionally, Alliance announced the availability of its JEDEC DDR I Series of fully compliant JEDEC buffered/registered DIMM support silicon. Alliance's JEDEC DDR I Series features improved waveform integrity and accuracies yielding better overall timing margins for the RDIMM designer. This series offer the designers of DIMM modules compatibility with existing solutions on the market and improved timing margins.
     Lastly, the Company announced the appointment of Jeff Parsons as its Vice President of Finance and Administration and Chief Financial Officer. Mr. Parsons, 45, has served as the Company's Corporate Controller since August 2002. From February 2000 to August 2001, he was the Director of Finance at Lara Networks. Mr. Parsons served as Director of Finance for Cirrus Logic from April 1996 to July 1999 and worked as a Divisional Controller at Cypress Semiconductor from September 1993 to March 1996. Mr. Parsons received his BA from Vanderbilt University in 1980 and his MBA from Carnegie-Mellon University in 1983.

     Third Quarter 2005 Financial Results Web Cast and Conference Call

     Alliance President and Chief Executive Officer Dan Reddy and Chief Financial Officer Jeff Parsons will host a conference call to discuss the company's earnings and operations today at 5:00 p.m. Eastern Time. Investors and other interested parties are invited to participate in the call by dialing 800-260-8140 and entering the pass code 48600641 at least 10 minutes prior to the start of the call. Additionally, investors may also take advantage of a live audio web cast of the call available through the investor relations section of the Alliance website at www.alsc.com.

     About Alliance

     Alliance Semiconductor Corporation (Nasdaq:ALSC) is powering applications with high performance solutions for the communications, computing and consumer electronics markets. Utilizing advanced process technologies and design expertise, Alliance provides leading OEMs with a broad portfolio of complementary technologies including analog and mixed-signal products, chip-to-chip connectivity products, networking controllers and high-performance memories. Alliance addresses the complete needs of system developers by leveraging its proprietary advances in Electromagnetic Interference (EMI) reduction, power management and timing technology, HyperTransport(TM) I/O connectivity and specialized memory solutions for next-generation applications. Founded in 1985, Alliance is headquartered in Santa Clara, California with design centers in Bangalore and Hyderabad, India. The company is publicly traded and included in the S&P 600 Index. Additional information is available on the Alliance Web site at: http://www.alsc.com.

     Forward Looking Statements

     Except for historical information, the above statements of this press release are forward-looking statements, including, for example, statements relating to Alliance's revenue outlook and the performance of its business units and products. Forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward looking statements. These risks and uncertainties include such factors, among others, as further significant price erosion of the Company's products; continued significantly decreased demand and increased competitive environment for the Company's products; the Company's potential status as an Investment Act of 1940 reporting company; obsolescence of the Company's products; further accumulation of excess inventory or price erosion or obsolescence of existing inventory, any of which may result in charges against the Company's earnings; inability to timely ramp up production of and deliver new or enhanced products; inability to successfully recruit and retain qualified technical and other personnel; adverse developments in current or future litigation or administrative proceedings; further diminution in value of investments made by Alliance or by Alliance Venture Management, LLC; cancellation of orders in the Company's backlog and the risk factors listed in the Company's Form 10-K filed on June 10, 2004 and Form 10-Q filed on November 4, 2004 which have been filed with the Securities and Exchange Commission, and which are available through the Company's home page, www.alsc.com. These forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or to reflect any change in events, conditions or circumstances on which any such forward-looking statement is based.


                  ALLIANCE SEMICONDUCTOR CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                    (unaudited)         (unaudited)

                                 Three Months Ended  Nine Months Ended
                                    December 31,        December 31,
                                ------------------- ------------------
                                   2004     2003     2004      2003
                                -------- -------- --------- ---------

Net revenues                     $5,300   $7,102   $17,971   $17,737

Cost of revenues                  4,298    4,700    20,334    12,163

                                -------- -------- --------- ---------
Gross profit (loss)               1,002    2,402    (2,363)    5,574
                                -------- -------- --------- ---------

Operating expenses:

      Research and development    4,678    6,088    14,534    19,159

      Selling, general and
       administrative             3,008    3,568     9,539    12,039
                                -------- -------- --------- ---------

Total operating expenses          7,686    9,656    24,073    31,198
                                -------- -------- --------- ---------

Loss from operations             (6,684)  (7,254)  (26,436)  (25,624)

Gain (loss) on investments        1,281   12,942     6,637    18,013

Writedown of marketable
 securities and venture
 investments                     (3,159)  (4,255)   (3,159)   (5,213)

Loss in investees accounted for
 under the equity method         (4,286)  (6,897)  (11,744)  (14,175)

Other expense, net                  (48)  (2,616)   (1,475)   (5,555)
                                -------- -------- --------- ---------

Loss before income taxes and
 minority interest in
 consolidated subsidiaries      (12,896)  (8,080)  (36,177)  (32,554)

Provision (benefit) for income
 taxes                           (2,882)  (1,373)   (9,300)   (7,705)
                                -------- -------- --------- ---------

Income (loss) before minority
 interest in consolidated
 subsidiaries                   (10,014)  (6,707)  (26,877)  (24,849)

Minority interest in
 consolidated subsidiaries          138       75       221       646
                                -------- -------- --------- ---------

Net income (loss)               ($9,876) ($6,632) ($26,656) ($24,203)
                                ======== ======== ========= =========

Net income (loss) per share:

      Basic                      ($0.28)  ($0.19)   ($0.75)   ($0.69)
                                ======== ======== ========= =========

      Diluted                    ($0.28)  ($0.19)   ($0.75)   ($0.69)
                                ======== ======== ========= =========

Weighted average number of
 common shares:

      Basic                      35,475   35,141    35,363    35,054
                                ======== ======== ========= =========

      Diluted                    35,475   35,141    35,363    35,054
                                ======== ======== ========= =========


                  ALLIANCE SEMICONDUCTOR CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)
                              (unaudited)

                                             December        March
                                               2004           2004
                                            ----------     ----------
    ASSETS

Current assets:

    Cash and cash equivalents                  $2,100        $6,107

    Short term investments                     91,060       159,778

    Accounts receivable, net                    1,939         4,081

    Inventory                                  10,065        11,609

    Related Party receivable                      315           264

    Other current assets                        1,713         2,847

                                          ------------  ------------
              Total current assets            107,192       184,686

Property and equipment, net                     4,804         6,161

Investment in Tower Semiconductor
 Corporation                                   21,208        21,208
(excluding short term portion)

Alliance Ventures LP and other investments     28,854        36,082

Other non-current assets                       10,107        12,665

                                          ------------    ----------
              Total assets                   $172,165       260,802
                                          ============    ==========


   LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

    Accounts payable and accrued
     liabilities                               $7,018       $12,287

    Income taxes payable                       30,563        33,766

    Deferred income taxes                      13,593        38,921

    Short term borrowings and current
     portion of long term obligations               8            33
                                          ------------    ----------
               Total current liabilities       51,182        85,007

Long term liabilities:

    Long term obligations                         186           241

                                          ------------    ----------
               Total liabilities               51,368        85,248
                                          ------------    ----------

Minority interest in consolidated
 subsidiaries                                     535           832
                                          ------------    ----------

Stockholders' equity:

    Common stock                                  437           435

    Additional paid-in capital                132,803       132,146

    Retained earnings                         (20,557)        6,099

    Accumulated other comprehensive income      7,579        36,042

                                          ------------    ----------
             Total stockholders' equity       120,262       174,722
                                          ------------    ----------

                                             $172,165      $260,802
                                          ==============  ==========


     CONTACT: Alliance Semiconductor Corporation
              Jeff Parsons, 408-855-4933
              jparsons@alsc.com
              or
              Shelton Investor Relations
              INVESTOR CONTACT
              Lynette Stein, 972-239-5119 Ext.115
              lstein@sheltongroup.com